SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 3)
                    under the Securities Exchange Act of 1934

                           OEC Compression Corporation
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                   670827 10 4
                                 (CUSIP Number)

                       Shareholder Preservation Committee
                               c/o Dennis W. Estis
                               3592 Waverly Circle
                                Destin, FL 32541
                                 (850) 650-5874
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  June 7, 2000
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition thatis the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

                            -------------------------

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Dennis W. Estis

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5. Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                5,370,487

      8.    Shared Voting Power                              6,785,756

      9.    Sole Dispositive Power                           5,370,487

      10.   Shared Dispositive Power                                 0

11.   Aggregate amount beneficially owned by each
      reporting person:                                     12,156,243

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           41.6%

14.   Type of reporting person (see instructions):                IN

                                       1-A

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Robert P. Gregory, Jr.

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5. Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                        0

      8.    Shared Voting Power                              3,037,251

      9.    Sole Dispositive Power                           3,037,251

      10.   Shared Dispositive Power                                 0

11.   Aggregate amount beneficially owned by each
      reporting person:                                      3,037,251

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           10.5%

14.   Type of reporting person (see instructions):                IN

                                      1-B

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Don  E. Smith

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5. Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                        0

      8.    Shared Voting Power                                735,021

      9.    Sole Dispositive Power                             735,021

      10.   Shared Dispositive Power                                 0

11.   Aggregate amount beneficially owned by each
      reporting person:                                        735,021

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:            2.5%

14.   Type of reporting person (see instructions):              IN

                                       1-C

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Charles M. Butler, III

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5. Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                        0

      8.    Shared Voting Power                                144,166

      9.    Sole Dispositive Power                             144,166

      10.   Shared Dispositive Power                                 0

11.   Aggregate amount beneficially owned by each
      reporting person:                                        144,166

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           0.5%

14.   Type of reporting person (see instructions):                IN

                                       1-D

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Frank W. Gagliardi

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):                                                          [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  75,582

      9.    Sole Dispositive Power                               75,582

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          75,582

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.3%

14.   Type of reporting person (see instructions):                  IN

                                       1-E

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  David F. Sahler

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   6,100

      9.    Sole Dispositive Power                                6,100

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           6,100

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                IN

                                       1-F

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Danny A. Nicar

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  12,678

      9.    Sole Dispositive Power                               12,678

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          12,678

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           0.0%
                                                                  (less than
                                                                  1/10 of
one                                                               percent)

14.   Type of reporting person (see instructions):                IN

                                       1-G

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Walter Ernest Fischer III

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   2,768

      9.    Sole Dispositive Power                                2,768

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           2,768

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           0.0%
                                                                  (less than
                                                                  1/10 of one
                                                                  percent)

14.   Type of reporting person (see instructions):                IN

                                       1-H

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Tommy Preston Nicar

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                 361,389

      9.    Sole Dispositive Power                              361,389

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         361,389

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             1.3%

14.   Type of reporting person (see instructions):                  IN

                                       1-I

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Robert Michael Scott

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  54,902

      9.    Sole Dispositive Power                               54,902

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          54,902

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.2%

14.   Type of reporting person (see instructions):                  IN

                                       1-J

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Robert T. Yount

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   2,080

      9.    Sole Dispositive Power                                2,080

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           2,080

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           0.0%
                                                                  (less than
                                                                  1/10 of
one                                                               percent)

14.   Type of reporting person (see instructions):                IN

                                       1-K

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Brian L. Fuller

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                        0

      8.    Shared Voting Power                                  3,615

      9.    Sole Dispositive Power                               3,615

      10.   Shared Dispositive Power                                 0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          3,615

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           0.0%
                                                                  (less than
                                                                  1/10 of
one                                                               percent)

14.   Type of reporting person (see instructions):                IN

                                       1-L

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


7.    Names of reporting persons: Clifford Anil Ware

      IRS Identification Nos. of above persons (entities only):_________________

8.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

10.   Source of funds (see instructions): PF

11.   Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

12.   Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,945

      9.    Sole Dispositive Power                                1,945

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,945

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           0.0%
                                                                  (less than
                                                                  1/10 of
one                                                               percent)

14.   Type of reporting person (see instructions):                IN

                                       1-M

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Joseph Edwin Knight Dickey McReynolds

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                     337

      9.    Sole Dispositive Power                                  337

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                             337

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:           0.0%
                                                                  (less than
                                                                  1/10 of
one                                                               percent)

14.   Type of reporting person (see instructions):                IN

                                       1-N

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Michael Wayne Balcar, Jr.

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,050

      9.    Sole Dispositive Power                                1,050

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,050

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%

14.   Type of reporting person (see instructions):                  IN

                                       1-O

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Shelton R. & Mary Smith

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                 238,502

      9.    Sole Dispositive Power                              238,502

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         238,502

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.8%

14.   Type of reporting person (see instructions):                  IN

                                       1-P

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Troy & Sue Jones

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                 185,206

      9.    Sole Dispositive Power                              185,206

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         185,206

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.6%

14.   Type of reporting person (see instructions):                  IN

                                       1-Q

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Kathy Branch

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  36,899

      9.    Sole Dispositive Power                               36,899

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          36,899

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.1%

14.   Type of reporting person (see instructions):                  IN

                                       1-R

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Robert L. Humphrey

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  14,500

      9.    Sole Dispositive Power                               14,500

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          14,500

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                       1-S

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Paulette C. Humphrey

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  12,500

      9.    Sole Dispositive Power                               12,500

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          12,500

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                       1-T

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Boyd B. Badley, Jr.

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  19,676

      9.    Sole Dispositive Power                               19,676

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          19,676

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                       1-U

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Stanley E. Bennett

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   5,777

      9.    Sole Dispositive Power                                5,777

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           5,777

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                       1-V

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Joe E. Hicks, Jr.

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  12,410

      9.    Sole Dispositive Power                               12,410

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          12,410

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                       1-W

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  James M. Neher

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                 129,674

      9.    Sole Dispositive Power                              129,674

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         129,674

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.4%

14.   Type of reporting person (see instructions):                  IN

                                       1-X

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  T. B. Polk

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or  2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                 130,000

      9.    Sole Dispositive Power                              130,000

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         130,000

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.4%

14.   Type of reporting person (see instructions):                  IN

                                       1-Y

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Edward E. Smith

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  44,030

      9.    Sole Dispositive Power                               44,030

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          44,030

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.1%

14.   Type of reporting person (see instructions):                  IN

                                       1-Z

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Garland D. Upton

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  32,030

      9.    Sole Dispositive Power                               32,030

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          32,030

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.1%

14.   Type of reporting person (see instructions):                  IN

                                      1-AA

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Michael T. Weaver

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   3,188

      9.    Sole Dispositive Power                                3,188

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           3,188

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-BB

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Leonard A. Woodall

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  22,959

      9.    Sole Dispositive Power                               22,959

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          22,959

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-CC

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Moses Lamar Beasley

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,683

      9.    Sole Dispositive Power                                1,683

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,683

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-DD

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Jeremiah C. Young

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   3,905

      9.    Sole Dispositive Power                                3,905

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           3,905

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-EE

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Gary Dale Spurlock

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,162

      9.    Sole Dispositive Power                                1,162

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,162

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-FF

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Timothy Todd Causey

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   7,389

      9.    Sole Dispositive Power                                7,389

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           7,389

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-GG

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Jeff W. DeLancey

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   4,565

      9.    Sole Dispositive Power                                4,565

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           4,565

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-HH

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Albert Ray Sones

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  19,000

      9.    Sole Dispositive Power                               19,000

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          19,000

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.1%

14.   Type of reporting person (see instructions):                  IN

                                      1-II

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Terry M. Jones

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  14,518

      9.    Sole Dispositive Power                               14,518

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          14,518

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.1%

14.   Type of reporting person (see instructions):                  IN

                                      1-JJ

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Gary M. Thornhill

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,449

      9.    Sole Dispositive Power                                1,449

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,449

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:            0.0%
                                                                   (less than
                                                                   1/10 of one
                                                                   percent)

14.   Type of reporting person (see instructions):                 IN

                                      1-KK

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Clayton Burge

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,431

      9.    Sole Dispositive Power                                1,431

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,431

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-LL

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Ricky L. Hatton

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): 00

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  88,179

      9.    Sole Dispositive Power                               88,179

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          88,179

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.3%

14.   Type of reporting person (see instructions):                  IN

                                      1-MM

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Benjamin J. Sanders

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,470

      9.    Sole Dispositive Power                                1,470

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,470

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-NN

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Willie A. Sanders

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   2,583

      9.    Sole Dispositive Power                                2,583

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           2,583

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-OO

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Susan R. Ross

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                     816

      9.    Sole Dispositive Power                                  816

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                             816

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-PP

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Enos R. Jenkins

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  59,500

      9.    Sole Dispositive Power                               59,500

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          59,500

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.2%

14.   Type of reporting person (see instructions):                  IN

                                      1-QQ

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Benjamin S. Watson

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   3,620

      9.    Sole Dispositive Power                                3,620

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           3,620

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-RR

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Jason Anderson

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                     718

      9.    Sole Dispositive Power                                  718

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                             718

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-SS

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Stevie D. Anderson & Glenda J. Anderson

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  37,016

      9.    Sole Dispositive Power                               37,016

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          37,016

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.1%

14.   Type of reporting person (see instructions):                  IN

                                      1-TT

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Celina M. Anderson

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                     717

      9.    Sole Dispositive Power                                  717

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                             717

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                IN

                                      1-UU

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  David J. Parsons

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  16,520

      9.    Sole Dispositive Power                               16,520

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                         16,520

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-VV

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Carroll G. Broome

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                 100,936

      9.    Sole Dispositive Power                              100,936

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         100,936

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.3%

14.   Type of reporting person (see instructions):                  IN

                                      1-WW

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Lucille Wiggins

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or  2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  86,200

      9.    Sole Dispositive Power                               86,200

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          86,200

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.3%

14.   Type of reporting person (see instructions):                  IN

                                      1-XX

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Robert W. Morgan

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   7,438

      9.    Sole Dispositive Power                                7,438

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           7,438

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-YY

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Richard E. Hammons

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   7,660

      9.    Sole Dispositive Power                                7,660

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           7,660

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-ZZ

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Howard R. Broome

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   8,133

      9.    Sole Dispositive Power                                8,133

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           8,133

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:            0.0%
                                                                   (Less than
                                                                   1/10 of one
                                                                   percent)

14.   Type of reporting person (see instructions):                IN

                                      1-AAA

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  David L. Merchant

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   5,218

      9.    Sole Dispositive Power                                5,218

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           5,218

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-BBB

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Charles M. Smith

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,286

      9.    Sole Dispositive Power                                1,286

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,286

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-CCC

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Bud W. Langston

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                  86,081

      9.    Sole Dispositive Power                               36,081

      10.   Shared Dispositive Power                             50,000

11.   Aggregate amount beneficially owned by each
      reporting person:                                          86,081

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.3%

14.   Type of reporting person (see instructions):                  IN

                                      1-DDD

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  James N. Lowery

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   4,000

      9.    Sole Dispositive Power                                4,000

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           4,000

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-EEE

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Lurl C. Callaway

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

      7.    Sole Voting Power                                         0

      8.    Shared Voting Power                                   1,800

      9.    Sole Dispositive Power                                1,800

      10.   Shared Dispositive Power                                  0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           1,800

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-FFF

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Larry N. Acreman

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                         6,581

9.    Sole Dispositive Power                                      6,581

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           6,581

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-GGG

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Roy D. Saxon

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                         5,130

9.    Sole Dispositive Power                                      5,130

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           5,130

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-HHH

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Samuel J. Williams

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                        10,705

9.    Sole Dispositive Power                                     10,705

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          10,705

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-III

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Edward Gregory

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                         3,122

9.    Sole Dispositive Power                                      3,122

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           3,122

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-JJJ

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Michael W. Gaston

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                         2,511

9.    Sole Dispositive Power                                      2,511

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           2,511

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-KKK

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Terry J. Strickland

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                        14,612

9.    Sole Dispositive Power                                     14,612

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          14,612

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:            0.0%
                                                                   (Less than
                                                                   1/10 of one
                                                                   percent)

14.   Type of reporting person (see instructions):                 IN

                                     1-LLL

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Everett S. Wright

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                         8,154

9.    Sole Dispositive Power                                      8,154

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           8,154

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                      1-MMM

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Gary Willis

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                        10,761

9.    Sole Dispositive Power                                     10,761

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          10,761

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-NNN

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Arlie J. Thompson

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                        51,779

9.    Sole Dispositive Power                                     51,779

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                          51,779

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.2%

14.   Type of reporting person (see instructions):                  IN

                                     1-OOO

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Jill W. Mixon

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                              0

8.    Shared Voting Power                                       44,000

9.    Sole Dispositive Power                                    44,000

10.   Shared Dispositive Power                                       0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         44,000

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:            0.1%

14.   Type of reporting person (see instructions):                 IN

                                     1-PPP

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Gregory L. Robbins

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                       100,000

9.    Sole Dispositive Power                                    100,000

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         100,000

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.3%

14.   Type of reporting person (see instructions):                  IN

                                     1-QQQ

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Owen Yager

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): 00

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                       277,400

9.    Sole Dispositive Power                                    277,400

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                         277,400

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             1.0%

14.   Type of reporting person (see instructions):                  IN

                                     1-RRR

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Roger D. Broome

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                       269,739

9.    Sole Dispositive Power                                      3,439

10.   Shared Dispositive Power                                  266,300

11.   Aggregate amount beneficially owned by each
      reporting person:                                         269,739

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.9%

14.   Type of reporting person (see instructions):                  IN

                                     1-SSS

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Russell T. Rushton

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                         4,259

9.    Sole Dispositive Power                                      4,259

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           4,259

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:            0.0%
                                                                   (Less than
                                                                   1/10 of one
                                                                   percent)

14.   Type of reporting person (see instructions):                 IN

                                     1-TTT

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Richard W. Hailey

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                         9,100

9.    Sole Dispositive Power                                      9,100

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           9,100

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-UUU

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Eugene Goodjoint

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                           598

9.    Sole Dispositive Power                                        598

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                             598

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-VVV

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Edward D. Dulaney

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): PF

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                           927

9.    Sole Dispositive Power                                        927

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                             927

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-WWW

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Dan L. Parker

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [  ]

3.    SEC use only:

      ________________________________________________________________________

4.   Source of funds (see instructions): PF

5.   Check if disclosure of legal proceedings is required pursuant to Items
     2(d) or 2(e):        [ ]

6.   Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                         5,150

9.    Sole Dispositive Power                                      5,150

10.   Shared Dispositive Power                                        0

11.   Aggregate amount beneficially owned by each
      reporting person:                                           5,150

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.0%
                                                                    (Less than
                                                                    1/10 of one
                                                                    percent)

14.   Type of reporting person (see instructions):                  IN

                                     1-XXX

CUSIP NO. 420258 10 5
OEC COMPRESSION CORPORATION


1.    Names of reporting persons:  Judy W. Jefcoats

      IRS Identification Nos. of above persons (entities only):_________________

2.    Check the appropriate box if a Member of a Group (see instructions):

      (a)   [X]

      (b)   [ ]

3.    SEC use only:

      ________________________________________________________________________

4.    Source of funds (see instructions): OO

5.    Check if disclosure of legal proceedings is required pursuant to Items
      2(d) or 2(e):        [ ]

6.    Citizenship or Place of Organization:  U.S.

Number of shares beneficially owned by each reporting person with:

7.    Sole Voting Power                                               0

8.    Shared Voting Power                                        60,000

9.    Sole Dispositive Power                                     16,000

10.   Shared Dispositive Power                                   44,000

11.   Aggregate amount beneficially owned by each
      reporting person:                                          60,000

12.   Check box if the aggregate amount in Row 11 excludes certain shares
      (see instructions):                                                    [ ]

13.   Percent of class represented by amount in Row 11:             0.2%

14.   Type of reporting person (see instructions):                  IN

                                     1-YYY

This Amendment No. 3 to the Schedule 13D dated April 27, 2000 and filed on April 28, 2000, and amended by Amendment No. 1 dated May 21, 2000 and filed May 25, 2000, and amended by Amendment No. 2 dated May 30, 2000 and filed June 2, 2000, hereby amends and restates the entire Schedule 13D as follows:

Item 1.  Security and Issuer.

The security to which this statement relates is the common stock, par value $1.00 per share (the "Common Stock"), of OEC Compression Corporation, an Oklahoma corporation (the "Company"). The principal offices of the Company are located at 2501 Cedar Springs Road, Suite 600, Dallas, Texas 75201.

Item 2.  Identity and Background.

The original Schedule 13D was filed by the Shareholder Preservation Committee comprised of Dennis W. Estis ("Estis"), Robert P. Gregory, Jr. ("Gregory"), Don
E. Smith ("Don Smith"), and Charles M. Butler, III ("Butler") (collectively referred to as the "Initial Filing Group"). On April 27, 2000, each member of the Initial Filing Group entered into a Shareholders' Agreement effective April 27, 2000, described below in Item 6 and attached as an exhibit (the "Shareholders' Agreement"), granting Estis an irrevocable proxy to vote their shares of Common Stock for the election and removal of directors at the next annual or special meeting of shareholders. Subsequently, between May 17 and June 7, 2000, the following persons executed joinders to the Shareholder's Agreement, forms of which are attached hereto as exhibits: Frank W. Gagliardi, David F. Sahler, Danny A. Nicar, Walter E. Fischer III, Tommy Preston Nicar, Robert Michael Scott, Robert T. Yount, Brian L. Fuller, Clifford A. Ware, Joseph E. McReynolds, Michael W. Balcar, Jr., Shelton R. and Mary Smith, Troy and Sue Jones, Kathy Branch, Robert L. Humphrey, Paulette C. Humphrey, Boyd B. Badley, Jr., Stanley E. Bennett, Joe E. Hicks, Jr., James M. Neher, T. B. Polk, Edward
E. Smith, Garland D. Upton, Michael T. Weaver, Leonard A. Woodall, Moses L. Beasley, Jeremiah C. Young, Gary D. Spurlock, Timothy T. Causey, Jeffrey W. DeLancey, Albert R. Sones, Terry M. Jones, Gary M. Thornhill, Clayton Burge, Ricky L. Hatton, Benjamin L. Sanders, Willie A. Sanders, Susan R. Ross, Enos R. Jenkins, Benjamin S. Watson, Jason Anderson, Stevie D. and Glenda Anderson, Celina M. Anderson, David L. Parsons, Carroll G. Broome, Lucille Wiggins, Robert
W. Morgan, Richard E. Hammons, Howard R. Broome, David L. Merchant, Charles M. Smith, Bud W. Langston, James N. Lowery, Lurl C. Callaway, Larry N. Acreman, Roy
D. Saxon, Samuel J. Williams, Edward Gregory, Michael W. Gaston, Terry J. Strickland, Everett S. Wright, Gary Willis, Arlie J. Thompson, Jill W. Mixon, Gregory L. Robbins, Owen Yager, Roger D. Broome, Russell T. Rushton, Richard W. Hailey, Eugene Goodjoint, Edward D. Dulaney, Dan L. Parker and Judy W. Jefcoats.

These persons, together with the members of the Initial Filing Group, are collectively referred to as the "Filing Group."

The members of the Filing Group are filing this statement as they may be deemed to be a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as expressly otherwise set forth in this statement, each member of the Filing Group disclaims beneficial ownership of the shares of Common Stock beneficially owned by any other member of the Filing Group or any other person. Most particularly, this statement is being filed as a result of the granting of various irrevocable proxies to Estis and the entry into various other arrangements, all as set forth in the Shareholders' Agreement.

The name, residence and business address, present principal occupation or employment, the name, principal place of business and address of any corporation or other organization in which such employment is carried on, and the citizenship of each member of the Filing Group is set forth below:

Dennis W. Estis is a citizen of the U.S. His residence address is 3592 Waverly Circle, Destin FL 32541. His business address is 106 Comanche Trail, West Monroe, LA 71201. He is President of Bayland Industries, LLC, a construction barge company, and is a director of the Company (2501 Cedar Springs Road, Suite 600, Dallas TX 75201).

Robert P. Gregory, Jr. is a citizen of the U.S. His business address is 7575 San Felipe, Ste. 350 Houston, TX 77063. His residence address is 11748 Duart, Houston, Texas 77024. He is Chairman and CEO of Gregory & Cook, Inc. (7575 San Felipe, Ste. 350 Houston, TX 77063).

Don E. Smith is a citizen of the U.S. His business and residence address is 134 Smith Lane, Columbia, MS 39429. He is a cattle rancher, the President and principal owner of Smith Machine Works, Inc., a Vice President and principal owner of Laird Construction, Inc., and a director of the Company.

Charles M. Butler, III is a citizen of the U.S. His residence address is 12673 Rip Van Winkle, Houston, Texas 77024. His business address is 2121 Sage Road, Houston, Texas 77057. He is presently self employed as a financial and regulatory consultant and is a director of the Company.

Frank W. Gagliardi is a citizen of the U.S. His residence address is 2574 E. 139 Street S., Bixby, OK 74008. His business address is 1783 71st Street S., Tulsa, OK. He is a self-employed geologist.

David F. Sahler is a citizen of the U.S. His residence address is 5811 S. 79th
E. Avenue, Tulsa, OK 74145. He is retired.

Danny Nicar is a citizen of the U.S. His business and residence address is 1916 Kristi Lane, Weatherford, OK. He is a supervisor for the Company.

Walter Ernest Fischer III is a citizen of the U.S. His residence address is Route 4, Box 245 D, Alice, TX 78332. His business address is P.O. Box 2457, West Monroe, LA 71294. He is an assistant supervisor of the Company (P.O. Box 2457, West Monroe, LA 71294).

Tommy P. Nicar is a citizen of the U.S. His residence address is Route 5, Box 5324-1A, Brazoria, TX. His business address is P.O. Box 2457, West Monroe, LA 71294. He is a regional manager for the Company.

Robert M. Scott is a citizen of the U.S. His residence address is 3202 E. 93rd, Tulsa, OK 74137. His business address is 1831 E. 71st Street, Suite 135, Tulsa, OK 74136. He is a manager for the Company.

Robert T. Yount is a citizen of the U.S. His residence address is 3614 Rushing, Corpus Christi, TX 78410. His business address is P.O. Box 2457, West Monroe, LA 71294. He is employed by the Company.

Brian L. Fuller is a citizen of the U.S. His business and residence address is 11106 Cornelison, Wichita, KS 67212. He is a supervisor for the Company.

Clifford A. Ware is a citizen of the U.S. His residence address is 2312 West Avenue K, San Angelo, TX 76902. His business address is Box 5376, San Angelo, TX 76902. He is a plant supervisor for the Company.

Joseph E. McReynolds is a citizen of the U.S. His business and residence address is P.O. Box 1031, Sondra, TX 76950. He is an assistant manager for Area 7 of the Company.

Michael W. Balcar, Jr. is a citizen of the U.S. His business and residence address is 12222 Fir Lane, Pinehurst, TX 77362. He is a supervisor for the Company.

Shelton R. Smith and Mary Smith are citizens of the U.S. Their residence address is 396 Prosperous Ridge, Lumberton, MS 39429. Sheldon Smith is employed as a shop foreman with Smith Machine Works (214 S. High School Ave., Columbia MS 39429). Kathy Smith is employed as a registered nurse at Forrest General Hospital (6051 Highway 49, Hattiesburg, MS 39401).

Troy Jones and Sue Jones are citizens of the U.S. Their residence address is 51 Pierce Road, Columbia, MS 39429. They are both retired.

Kathy Branch is a citizen of the U.S. Her residence address is 19 Turnage Chapel Road, Foxworth, MS 39483. Her business address is P.O. Box 757, Prentiss, MS 39747. She is a secretary with B & P Swab Services, Inc. (P.O. Box 757, Prentiss, MS 39747).

Robert L. Humphrey is a citizen of the U.S. His residence address is 8406 Hanley, Houston, TX 77040. His business address is 6911 Satsuma, Houston, TX 77041. He is self-employed as a used equipment salesperson.

Paulette Humphrey is a citizen of the U.S. Her residence address is 8406 Hanley, Houston, TX 77040. She is self-employed as a used equipment salesperson.

Boyd B. Badley, Jr. is a citizen of the U.S. His residence address is 1470 Swarte Fairbanks Rd., Monroe, LA 71203. His business address is Box 2457, West Monroe, LA 71292. He is an engineer with the Company.

Stanley E. Bennett is a citizen of the U.S. His residence address is 1816 Corley, Ruston, LA 71270. His business address is 228 Industrial, West Monroe, LA 71292. He is a shop supervisor with the Company.

Joe E. Hicks, Jr. is a citizen of the U.S. His residence address is 5426 Highway 4, Jonesboro, LA 71251. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is a supervisor with the Company.

James M. Neher is a citizen of the U.S. His residence address is 105 Hidden Lakes, West Monroe, LA 71291. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is an engineering manager with the Company.

T. B. Polk is a citizen of the U.S. His residence and business address is Route No. 1, Box 117, Carson, MS 39427. He is retired.

Edward E. Smith is a citizen of the U.S. His residence address is 352 Prospres Ridge Road, Lumberton, MS 39455. He is a truck driver for Smith Machine Works (214 S. High School Ave., Columbia MS 39429).

Garland D. Upton is a citizen of the U.S. His business and residence address is P.O. Box 1262, Columbia, MS 39429-1262. He is a self-employed attorney.

Michael T. Weaver is a citizen of the U.S. His residence address is 100 Hidden Lakes Drive, West Monroe, LA 71291. His business address is 228 Industrial Drive, West Monroe, LA 71292. He works in the purchasing department of the Company.

Leonard A. Woodall is a citizen of the U.S. His residence address is 2416 Harvey's Barbershop Road, Dubberly, LA 71024. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is a parts manager for the Company.

Moses L. Beasley is a citizen of the U.S. His residence address is 1404 Rogers Street, Monroe, LA 71201. His business address is 228 Industrial Drive, West Monroe, LA 71292. He works in the parts department for the Company.

Jeremiah C. Young is a citizen of the U.S. His residence address is 1202 Highway 505, Dodson, LA 71422. His business address is 228 Industrial Drive, West Monroe, LA 71292. He works as an operator for the Company.

Gary D. Spurlock is a citizen of the U.S. His residence address is 196 McFarland Road, Choudrant, LA 71227. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is a field service representative for the Company.

Timothy T. Causey is a citizen of the U.S. His residence address is P.O. Box 66, Jonesboro, LA 71251. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is a field service representative for the Company.

Jeffrey W. DeLancey is a citizen of the U.S. His residence address is 256 DeLancey Robbins Rd., Columbia, MS 39429. His business address is 214 South High School Avenue, Columbia, MS 39429. He is a field service representative for the Company.

Albert R. Sones is a citizen of the U.S. His residence address is 3101 Hwy. 13 South, Columbia, MS 39429. His business address is P.O. Box 315, Foxworth, MS 39489. He is a carpenter with P & H Construction, a construction company.

Terry M. Jones is a citizen of the U.S. His residence address is 28 Rosebud Lane, Columbia, MS 39429. He is a mechanic and is currently unemployed.

Gary M. Thornhill is a citizen of the U.S. His residence address is 838 Prospres Ridge Road, Columbia, MS 39429. His business address is 214 South High School Avenue, Columbia, MS 39429. He is a supervisor for the Company.

Clayton Burge is a citizen of the U.S. His residence address is Rt. 2, Box 240A2, Bassfield, MS 39421. His business address is 214 South High School Avenue, Columbia, MS 39429. He is a field service representative for the Company.

Ricky L. Hatton is a citizen of the U.S. His residence address is 45 West Lake Road, Hattiesburg, MS 39402. His business address is 39 King Road, Hattiesburg, MS 39402. He is a chemist with Environmental Diagnostic Laboratories, Inc. (39 King Road, Hattiesburg, MS 39402).

Benjamin J. Sanders is a citizen of the U.S. His residence address is 202 Sanders Road, Columbia, MS 39429. His business address is 214 South High School Avenue, Columbia, MS 39429. He is a field service representative for the Company.

Willie A. Sanders is a citizen of the U.S. His residence address is 191 Sanders Road, Columbia, MS 39429. His business address is 214 South High School Avenue, Columbia, MS 39429. He is a field service representative for the Company.

Susan R. Ross is a citizen of the U.S. Her residence address is 103 Bayside Circle, West Monroe, LA 71291. Her business address is 228 Industrial, West Monroe, LA 71292. She employed as an office worker for the Company.

Enos R. Jenkins is a citizen of the U.S. His residence address is 23280 N. Rian Drive, Covington, LA 70435. His business address is 81880 Hwy. 41, Bush, LA 70431. He is a mail carrier employed by the U.S. Postal Service (81880 Hwy. 41, Bush, LA 70431).

Benjamin S. Watson is a citizen of the U.S. His residence is 100 Majestic Circle, Hattiesburg, MS 39402. His business address is 214 South High School Avenue, Columbia, MS 39429. He is in sales/management at the Company.

Jason Anderson is a citizen of the U.S. His residence address is 1133 Prospres Ridge Road, Columbus, MS 39429. He is a full-time student.

Stevie D. Anderson and Glenda J. Anderson are citizens of the U.S. Their business and residence address is 1133 Prospres Ridge Road, Columbia, MS 39429. Stevie Anderson is a self-employed welder.

Celina M. Anderson is a citizen of the U.S. Her residence address is c/o Stevie Anderson, 1133 Prospres Ridge Road, Columbia, MS 39429. She is a housewife.

David J. Parsons is a citizen of the U.S. His residence address is 45 Piney Woods Lane, Sumrall, MS 39482. His business address is 214 South High School Avenue, Columbia, MS 39429. He is a controller for Smith Machine Works, Inc.

Carroll G. Broome is a citizen of the U.S. His business and residence address is Rt. 2, Box 248A, Bassfield, MS 39421. He is a self-employed farmer.

Lucille Wiggins is a citizen of the U.S. Her residence address is 915 Elm Drive, Columbia, MS 39429. She is retired.

Robert W. Morgan is a citizen of the U.S. His residence address is 8574 Hwy. 80, Ruston, LA 71270. His business address is P. O. Box 1033, Ruston, LA 71273. He is self-employed and owns Morgan Tree Services, Inc. (P. O. Box 1033, Ruston, LA 71273), a company that trims and cuts trees.

Richard E. Hammons is a citizen of the U.S. His residence address is 791 Hwy. 151, Downsville, LA 71234. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is an assistant supervisor for the Company.

Howard R. Broome is a citizen of the U.S. His residence address is 40069 Hwy. 45 South, Hamilton, MS 39746. His business address is 40080 Hwy. 45 South, Hamilton, MS 39746. He is a supervisor for the Company.

David L. Merchant is a citizen of the U.S. His residence address is P. O. Box 1035, Sulligent, AL 35586. His business address is 40080 Hwy. 45 South, Hamilton, MS 39746. He is a mechanic for the Company.

Charles M. Smith is a citizen of the U.S. His residence address is 349 Parra Drive, Columbus, MS 39701. His business address is 40080 Hwy. 45 South, Hamilton, MS 39746. He is a mechanic for the Company.

Bud W. Langston is a citizen of the U.S. His residence address is 321 Timber Ridge Drive, Ruston, LA 71270. His business address is 228 Industrial Drive, West Monroe, LA 71292. Mr. Langston is a regional manager for the Company.

James N. Lowery is a citizen of the U.S. His residence address is 2792 Hwy. 145, Chodrant, LA 71227. He owns a retail establishment located at 2008 McMullen, DuBach, LA 71235.

Lurl C. Callaway is a citizen of the U.S. His residence address is 2046 Hwy. 821, Ruston, LA 71270. He is retired.

Larry N. Acreman is a citizen of the U.S. His residence address is 513 Brookhollow Dr., Palestine, TX 75801. His business address is 2501 Cedar Springs, Suite 600, Dallas, TX 75201. He is a regional manager for the Company.

Roy D. Saxon is a citizen of the U.S. His residence address is 500 Brassell, Carthage, TX 75633. His business address is 2501 Cedar Springs, Suite 600, Dallas, TX, 75201. He is a mechanic for the Company.

Samuel J. Williams is a citizen of the U.S. His residence address is 469 Menyfield Road, Calhoun, LA 71225. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is a mechanic for the Company.

Edward Gregory is a citizen of the U.S. His residence address is 622 Morgan Haine Road, Monroe, LA 71203. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is a welder for the Company.

Michael W. Gaston is a citizen of the U.S. His residence address is 139 Rocky Branch Road, Farmerville, LA 71241. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is a field service representative for the Company.

Terry J. Strickland is a citizen of the U.S. His residence address is 1306 McMillan Road, West Monroe, LA 71291. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is a field superintendent for the Company.

Everett S. Wright is a citizen of the U.S. His business and residence address is 115 Crossley Lane, Browton, AL 36426. He is a field representative for the Company.

Gary Willis is a citizen of the U.S. His business and residence address is 111 Shawnee Tr., Hallsville, TX 75650. He is a regional manager for the Company.

Arlie J. Thompson is a citizen of the U.S. His residence address is 150 Hunters Ridge, West Monroe, LA 71291. His business address is 228 Industrial Road, West Monroe, LA 71294. He is a shop foreman for the Company.

Jill W. Mixon is a citizen of the U.S. Her residence address is 261 North Military Road, Slidell, LA 70461. Her business address is P. O. Box 60626, New Orleans, LA 70160-0626. She works in the accounting department for ExxonMobil Company (P. O. Box 60626, New Orleans, LA 70160-0626).

Gregory L. Robbins is a citizen of the U.S. His residence address is 947 Prospres Ridge Road, Columbia, MS 39429. His business address is P.O. Box 469, Columbia, MS 39429. He is employed in business development for FLARE, LLC (P.O. Box 469, Columbia, MS 39429), which is in the gas processing and treating business.

Owen Yager is a citizen of the U.S. His business and residence address is 1675 Columbia Purvis Road, Columbia, MS 39429. He is a truck driver in the gas processing and treating business and owner of Owen Yager Trucking, L.L.C. (1675 Columbia Purvis Road, Columbia, MS 39429), which is a tree farming business.

Roger D. Broome is a citizen of the U.S. His residence address is 40276 Hamilton Road. His business address is P.O. Box 180, Hamilton, MS 39796. He is a maintenance technician employed by Kerr McGee Corporation (P.O. Box 180, Hamilton, MS 39796) which is a producer and marketer of titanium dioxide pigment.

Russell T. Rushton is a citizen of the U.S. His residence address is 73 Col 220, Emerson, AR 71740. He is a field service representative for the Company.

Richard W. Hailey is a citizen of the U.S. His residence address is 629 Ashbourne, Shreveport, LA 71106. His business address is 1104 Hawn Avenue, Shreveport, LA 71107. He is in sales and employed by Wood Group Pressure Control.

Eugene Goodjoint is a citizen of the U.S. His residence address is 3906 Wilet, Monroe, LA 71203. His business address is 228 Industrial Drive, West Monroe, LA 71292. His principal occupation was Beautification Personnel for the Company.

Edward D. Dulaney is a citizen of the U.S. His residence address is 1785 Sweet Water Road, Columbia, LA 71418. His business address is 228 Industrial Drive, West Monroe, LA 71292. He is employed as a mechanic for the Company.

Dan L. Parker is a citizen of the U.S. His business and residence address is 205 Welch Street, Mansfield, LA 71052. He is a field supervisor for the Company.

Judy W. Jefcoats is a citizen of U.S. Her residence address is 915 Elm Dr., Columbia, MS 39429. She is a housewife.

Each member of the Filing Group affirms that during the last five years, such person (i) has NOT been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) has NOT been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such laws.

Information with respect to each member of the Filing Group is given solely by such member and no member of the Filing Group has responsibility for the accuracy or completeness of the information supplied by another member.

Item 3. Source and Amount of Funds or Other Consideration.

Estis has previously filed a Schedule 13D regarding his acquisition of 5,252,177 shares of Common Stock in exchange for his stock holdings in a company, Ouachita Energy Corp., that was merged with the Company effective August 6, 1997. Estis actually acquired 5,252,178 shares in this merger. In January 1998, the Company issued an additional 286,976 shares of Common Stock to Estis in settlement of a liability to Estis which was assumed by the Company in the merger. In February 1999, Estis purchased an aircraft from the Company in exchange for delivering a yard truck and 175,333 shares to the Company, resulting in a current ownership of 5,363,821 Shares. Estis has not made any other sales or purchases. In May 1999, Estis was granted an option to acquire 6,666 shares of Common Stock through the Company's Director Stock Option Plan. These options have since vested.

Gregory acquired approximately 2,887,251 shares of Common Stock in exchange for all stock holdings in a company that was merged with the Company and he purchased an additional approximately 150,000 shares from another shareholder of the Company using personal funds, both of which events occurred over three years ago. Gregory has not made any other sales or purchases. All of Gregory's shares are owned of record by Gregory & Cook, Inc., a Delaware corporation he controls.

Don Smith acquired his shares of Common Stock in exchange for all stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993, and through participation in the Company's 401(k) Plan. He also exercised an option to acquire an additional 60,000 shares from the Company in 1996, using personal funds. He also holds an option to acquire 10,000 shares at $2.31 per share that was granted in May 1997 and an option to acquire 6,666 shares at $2.188 per share that was granted in June 1998, both of which are fully vested. Don Smith also holds 12,000 shares of Common Stock in custodial accounts for his children.

Butler acquired his shares of Common Stock with personal funds at various times prior to 1995. He also holds options to acquire 29,166 shares from the Company at various prices ranging from $.5625 to $2.31 per share that were granted in 1996, 1997, and 1998, which are currently vested.

Frank Gagliardi acquired his shares of Common Stock with personal funds.

David Sahler acquired his shares of Common Stock with personal funds.

Danny Nicar acquired his shares of Common Stock through participation in the Company's 401(k) Plan. Nicar has also been granted options to purchase 9,647 shares of Common Stock, of which 3,663 are exercisable within sixty days.

Walter Fischer acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Tommy Nicar acquired his shares through the merger of Ouachita Energy Corp. and the Company.

Robert Scott acquired some of his shares of Common Stock with personal funds. He has also been granted options to purchase 108,340 shares of Common Stock, of which 53,002 are exercisable within sixty days.

Robert Yount acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Brian Fuller acquired his shares of Common Stock through participation in the Company's 401(k) Plan. He has also been granted options to purchase 6,759 shares of Common Stock, of which 1,371 are exercisable within sixty days.

Clifford Ware acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Joseph McReynolds acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Michael Balcar acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Shelton R. Smith and Mary Smith acquired their shares of Common Stock through personal funds, participation in the Company's 401(k) Plan, and in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Troy Jones and Sue Jones acquired their shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Kathy Branch acquired her shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Robert L. Humphrey acquired his shares of Common Stock with personal funds.

Paulette C. Humphrey acquired her shares of Common Stock through a property settlement.

Boyd B. Badley, Jr. acquired his shares of Common Stock through participation in the Company's 401(k) Plan. He has also been granted options to purchase 11,800 shares of Common Stock. Mr. Badley does not know the vesting schedule for his options, but has requested such information from the Company. The Filing Group assumes for the purposes of this filing that all of these options have vested. The Filing Group will specify the exact number of shares subject to vested options (or subject to options exercisable within sixty days) in a future amendment to this filing if and when the Company makes such information available.

Stanley E. Bennett acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Joe E. Hicks, Jr. acquired his shares of Common Stock through participation in the Company's 401(k) Plan. He has also been granted options to purchase 7,900 shares of Common Stock. Mr. Hicks does not know the vesting schedule for his options, but has requested such information from the Company. The Filing Group assumes for the purposes of this filing that all of these options have vested. The Filing Group will specify the exact number of shares subject to vested options (or subject to options exercisable within sixty days) in a future amendment to this filing if and when the Company makes such information available.

James M. Neher acquired his shares of Common Stock through participation in the Company's 401(k) Plan and through personal funds. He has also been granted options to purchase 114,072 shares of Common Stock, of which 57,259 are exercisable within sixty days.

T. B. Polk acquired his shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Edward E. Smith acquired his shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Garland D. Upton acquired his shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Michael T. Weaver acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Leonard A. Woodall acquired his shares of Common Stock through participation in the Company's 401(k) Plan and with personal funds. He also acquired shares in exchange for his stock holdings in Ouachita Energy Corp. when Ouachita merged with the Company.

Moses L. Beasley acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Jeremiah C. Young acquired his shares of Common Stock through participation in the Company's 401(k) Plan. Mr. Young believes he has been granted options to purchase shares of Common Stock, but does not know the number of shares subject to the options or the vesting schedule of the options. He has requested that information from the Company. The Filing Group will include such information in a future amendment to this filing if and when the Company makes such information available.

Gary D. Spurlock acquired his shares of Common Stock through participation in the Company's 401(k) Plan. Mr. Spurlock believes he has been granted options to purchase shares of Common Stock, but does not know the number of shares subject to the options or the vesting schedule of the options. He has requested that information from the Company. The Filing Group will include such information in a future amendment to this filing if and when the Company makes such information available.

Timothy T. Causey acquired his shares of Common Stock through participation in the Company's 401(k) Plan. He has also been granted options to purchase 2,400 shares of Common Stock. Mr. Causey does not know the vesting schedule for his options, but has requested such information from the Company. The Filing Group assumes for the purposes of this filing that all of these options have vested. The Filing Group will specify the exact number of shares subject to vested options (or subject to options exercisable within sixty days) in a future amendment to this filing if and when the Company makes such information available.

Jeffrey W. DeLancey acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Albert R. Sones acquired his shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993. His shares have been pledged as collateral for a bank loan.

Terry M. Jones acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Gary M. Thornhill acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Clayton Burge acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Ricky L. Hatton acquired his shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993. 68,179 of his shares have been pledged as collateral for bank loans.

Benjamin J. Sanders acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Willie A. Sanders acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Susan R. Ross acquired her shares of Common Stock through participation in the Company's 401(k) Plan. She has also been granted options to purchase 225 shares of Common Stock, of which 45 are exercisable within 60 days.

Enos R. Jenkins acquired his shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Benjamin S. Watson acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Jason Anderson acquired his shares of Common Stock by a gift from his parents, Stevie D. and Glenda J. Anderson.

Stevie D. and Glenda J. Anderson acquired their shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Celina M. Anderson acquired her shares of Common Stock by a gift from her parents, Stevie D. and Glenda J. Anderson.

David J. Parsons acquired his shares of Common Stock through participation in the Company's 401(k) Plan and through personal funds.

Carroll G. Broome acquired his shares of Common Stock through participation in the Company's 401(k) Plan and through personal funds. He was also granted an option to purchase 75,000 shares of Common Stock, of which 15,000 are exercisable within sixty days. He sold 2,500 shares of Common Stock on April 27, 2000 through Southwest Securities at a price of .8125 per share.

Lucille Wiggins acquired her shares of Common Stock with personal funds.

Robert W. Morgan acquired his shares of Common Stock with personal funds.

Richard E. Hammons acquired his shares of Common Stock through participation in the Company's 401(k) Plan. He has also been granted options to purchase 906 shares of Common Stock. Mr. Hammons does not know the vesting schedule for his options, but has requested such information from the Company. The Filing Group assumes for the purposes of this filing that all of these options have vested. The Filing Group will specify the exact number of shares subject to vested options (or subject to options exercisable within sixty days) in a future amendment to this filing if and when the Company makes such information available.

Howard R. Broome acquired his shares of Common Stock through participation in the Company's 401(k) Plan. He has also been granted options to purchase 1,255 shares of Common Stock. Mr. Broome does not know the vesting schedule for his options, but has requested such information from the Company. The Filing Group assumes for the purposes of this filing that all of these options have vested. The Filing Group will specify the exact number of shares subject to vested options (or subject to options exercisable within sixty days) in a future amendment to this filing if and when the Company makes such information available.

David L. Merchant acquired his shares of Common Stock through participation in the Company's 401(k) Plan. Mr. Merchant believes he has been granted options to purchase shares of Common Stock, but does not know the number of shares subject to the options or the vesting schedule of the options. He has requested that information from the Company. The Filing Group will include such information in a future amendment to this filing if and when the Company makes such information available.

Charles M. Smith acquired his shares of Common Stock through participation in the Company's 401(k) Plan and through personal funds. He has also been granted options to purchase 974 shares of Common Stock, of which 194 are exercisable in sixty days.

Bud W. Langston acquired his shares of Common Stock through participation in the Company's 401(k) Plan and through personal funds. Mr. Langston has also been granted options to purchase 4,751 shares of Common Stock, of which 1,849 are exercisable in sixty days.

James N. Lowery acquired his shares of Common Stock with personal funds.

Lurl C. Callaway acquired his shares of Common Stock with personal funds

Larry N. Acreman acquired his shares of Common Stock through participation in the Company's 401(k) Plan. He has also been granted options to purchase 10,596 shares of Common Stock, of which 4,002 are exercisable within sixty days.

Roy D. Saxon acquired his shares of Common Stock through participation in the Company's 401(k). He has also been granted options to purchase 7,900 shares of Common Stock, of which 2,980 are exercisable within sixty days.

Samuel J. Williams acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Edward Gregory acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Michael W. Gaston acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Terry J. Strickland acquired his shares of Common Stock through participation in the Company's 401(k) Plan. He also has been granted an option to purchase 1022 shares of Common Stock, of which 204 are exercisable within sixty days.

Everett S. Wright acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Gary Willis acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Arlie J. Thompson acquired his shares of Common Stock through participation in the Company's 401(k) Plan and through personal funds.

Jill W. Mixon holds her shares as a Trustee for two separate trusts benefiting Bradley Warren Mixon and Dillon Conor Mixon. These shares were provided to these trusts through gifts by Jill Mixon's parents.

Gregory L. Robbins acquired his shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993. On March 2, 2000, Mr. Robbins sold 23,800 shares of Common Stock at a price of3/4per share through his broker, A. G. Edwards.

Owen Yager acquired his shares of Common Stock in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Roger D. Broome acquired his shares of Common Stock through participation in the Company's 401(k) Plan, and in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

Russell T. Rushton acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Richard W. Hailey acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Eugene Goodjoint acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Edward D. Dulaney acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Dan L. Parker acquired his shares of Common Stock through participation in the Company's 401(k) Plan.

Judy W. Jefcoats acquired her shares through a gift from her father in 1993. Her father acquired the shares in exchange for stock holdings in a company that became a wholly-owned subsidiary of the Company in 1993.

All of the shares of Common Stock presently owned by members of the Filing Group are subject to a Shareholders' Agreement described in Item 6 and attached hereto as an exhibit. The source for capital contributions from each of the members of the Filing Group was working capital or personal funds.

Item 4. Purpose of Transaction.

Since August 1997, Estis has been a director of the Company. He acquired most of his shares of the Company's Common Stock in connection with the Company's August 1997 acquisition of Ouachita Energy Corp., which he founded in 1976. Since August 1997 Estis has held his shares for investment only. As a result of a serious deterioration in the liquidity and price of the Company's Common Stock during 1998, Estis decided to review his investment objectives and inquired whether other significant shareholders were becoming concerned about their investment in the Company. On November 9, 1998 the members of the Initial Filing Group (except Mr. Butler) agreed that Estis should approach the management of the Company with a view to discussing with management specific steps assisting the Company to increase shareholder value. They also agreed to enter into a shareholders' agreement, granting irrevocable proxies to Estis, among other things. Effective December 16, 1998, the Company, Estis and the parties to the original Shareholders' Agreement settled their disputes and Estis was terminated as chief operating officer of the Company. In connection with the settlement, Estis's original 13D filing was amended and the settlement agreement and original shareholders' agreement were described and filed with the Commission. That shareholders' agreement terminated by its terms on December 31, 1999.

Following action by the Board of Directors of the Company to schedule an annual meeting of shareholders for June 13, 2000, on April 19, 2000, Estis approached the other members of the Initial Filing Group, noting the continued decline in the price of the Company's common stock and the limited financial capability of the Company. As a result, the parties to the original shareholders' agreement and Mr. Butler joined in a new Shareholders' Agreement dated April 27, 2000, and formed a group seeking to obtain proxies to vote in favor of an entirely new slate of directors for the Company. The Shareholders' Agreement is described in
Item 6 and attached as an exhibit. The members of the Initial Filing Group also entered a letter agreement among themselves agreeing to contribute to the costs of nominating and electing the persons nominated pro rata in accordance with their respective stock ownership in the Company. That agreement is also described in Item 6 and attached as an exhibit.

On April 27, 2000 the Initial Filing Group delivered a letter to Jack D. Brannon, Secretary of the Company, and Ray C. Davis, the Chairman of the Board and Co-CEO of the Company and member of the Executive and Audit Committees of the Board. This letter set forth the Initial Filing Group's nominees for the election of directors at the annual meeting of shareholders of the Company to be held June 13, 2000, along with information concerning each nominee as required by the Company's Bylaws. That letter and information on the nominees is attached as an exhibit.

On May 15, 2000, the Initial Filing Group filed a definitive Schedule 14A with respect to their efforts to nominate directors for election at the annual meeting and to solicit proxies sufficient to obtain election of such nominees to the Company's Board of Directors.

Item 5.  Interest in Securities of the Issuer.

(a) At the date of this filing, according to the Company's most recent federal securities filing, the Annual Report on Form 10-K of the Company for the year ended December 31, 1999, there were issued and outstanding 28,986,711 shares of Common Stock of the Company as of March 30, 2000. The number of shares of Common Stock beneficially owned by the members of the Filing Group together is 12,156,243 or 41.6% of the Company's outstanding stock.

      Pursuant to a Shareholders' Agreement, each of the Filing Group members has, among other things, granted to Estis an irrevocable proxy with respect to the voting of shares of their Common Stock with regard to the election and removal of directors at the next meeting. The Shareholders' Agreement is described in Item 6 and attached as an exhibit.

      Each of the members of the Filing Group disclaims beneficial ownership of the shares of the Company's Common Stock reported hereunder as beneficially owned by another member of the Filing Group.

(b)

                                                                      SOLE         SHARED
                                     SOLE VOTING   SHARED VOTING   DISPOSITIVE   DISPOSITIVE
                    NAME                POWER          POWER          POWER         POWER
      ----------------------------   -----------   -------------   -----------   -----------
      Dennis W. Estis ............     5,370,487       6,785,756     5,370,487             0
      Robert P. Gregory, Jr ......             0       3,037,251     3,037,251             0
      Don E. Smith ...............             0         735,021       735,021             0
      Charles M. Butler, III .....             0         144,166       144,166             0
      Frank W. Gagliardi .........             0          75,582        75,582             0
      David F. Sahler ............             0           6,100         6,100             0
      Danny Nicar ................             0          12,678        12,678             0
      Walter E. Fischer, III .....             0           2,768         2,768             0
      Tommy P. Nicar .............             0         361,389       361,389             0
      Robert M. Scott ............             0          54,902        54,902             0
      Robert T. Yount ............             0           2,080         2,080             0
      Brian L. Fuller ............             0           3,615         3,615             0
      Clifford A. Ware ...........             0           1,945         1,945             0
      Joseph E. McReynolds .......             0             337           337             0
      Michael W. Balcar, Jr ......             0           1,050         1,050             0
      Shelton & Mary Smith .......             0         238,502       238,502             0
      Troy & Sue Jones ...........             0         185,206       185,206             0
      Kathy Branch ...............             0          36,899        36,899             0
      Robert L. Humphrey .........             0          14,500        14,500             0
      Paulette C. Humphrey .......             0          12,500        12,500             0
      Boyd B. Badley, Jr .........             0          19,676        19,676             0
      Stanley E. Bennett .........             0           5,777         5,777             0
      Joe E. Hicks, Jr ...........             0          12,410        12,410             0
      James M. Neher .............             0         129,674       129,674             0
      T. B. Polk .................             0         130,000       130,000             0
      Edward E. Smith ............             0          44,030        44,030             0
      Garland D. Upton ...........             0          32,030        32,030             0
      Michael T. Weaver ..........             0           3,188         3,188             0
      Leonard A. Woodall .........             0          22,959        22,959             0
      Moses L. Beasley ...........             0           1,683         1,683             0
      Jeremiah C. Young ..........             0           3,905         3,905             0
      Gary D. Spurlock ...........             0           1,162         1,162             0
      Timothy T. Causey ..........             0           7,389         7,389             0
      Jeffrey W. DeLancey ........             0           4,565         4,565             0
      Albert R. Sones ............             0          19,000        19,000             0

      Terry M. Jones .............             0          14,518        14,518             0
      Gary M. Thornhill ..........             0           1,449         1,449
      Clayton Burge ..............             0           1,431         1,431             0
      Ricky L. Hatton ............             0          88,179        88,179             0
      Benjamin J. Sanders ........             0           1,470         1,470             0
      Willie A. Sanders ..........             0           2,583         2,583             0
      Susan R. Ross ..............             0             816           816             0
      Enos R. Jenkins ............             0          59,500        59,500             0
      Benjamin S. Watson .........             0           3,620         3,620             0
      Jason Anderson .............             0             718           718             0
      Stevie D. & Glenda
        Anderson .................             0          37,016        37,016             0
      Celina M. Anderson .........             0             717           717             0
      David J. Parsons ...........             0          16,520        16,520             0
      Carroll G. Broome ..........             0         100,936       100,936             0
      Lucille Wiggins ............             0          86,200        86,200             0
      Robert W. Morgan ...........             0           7,438         7,438             0
      Richard E. Hammons .........             0           7,660         7,660             0
      Howard R. Broome ...........             0           8,133         8,133             0
      David L. Merchant ..........             0           5,218         5,218             0
      Charles M. Smith ...........             0           1,286         1,286             0
      Bud W. Langston ............             0          86,081        36,081        50,000
      James N. Lowery ............             0           4,000         4,000             0
      Lurl C. Callaway ...........             0           1,800         1,800             0
      Larry N. Acreman ...........             0           6,581         6,581             0
      Roy D. Saxon ...............             0           5,130         5,130             0
      Samuel J. Williams .........             0          10,705        10,705             0
      Edward Gregory .............             0           3,122         3,122             0
      Michael W. Gaston ..........             0           2,511         2,511             0
      Terry J. Strickland ........             0          14,612        14,612             0
      Everett S. Wright ..........             0           8,154         8,154             0
      Gary Willis ................             0          10,761        10,761             0
      Arlie J. Thompson ..........             0          51,779        51,779             0
      Jill W. Mixon ..............             0          44,000        44,000             0
      Gregory L. Robbins .........             0         100,000       100,000             0
      Owen Yager .................             0         277,400       277,400             0
      Roger D. Broome ............             0         269,739         3,439       266,300
      Russell T. Rushton .........             0           4,259         4,259             0
      Richard W. Hailey ..........             0           9,100         9,100             0
      Eugene Goodjoint ...........             0             598           598             0
      Edward D. Dulaney ..........             0             927           927             0
      Dan L. Parker ..............             0           5,150         5,150             0
      Judy W. Jefcoats ...........             0          60,000        16,000        44,000

      Pursuant to a Shareholders' Agreement, each of the Filing Group members have, among other things, granted to Estis an irrevocable proxy with respect to the voting and exercise of voting powers related to shares of their Common Stock. The Shareholders' Agreement is described in Item 6 and attached as an exhibit.

(c)   Not applicable.

(d)   Not applicable.

(e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Each member of the Filing Group has entered into the Shareholders' Agreement effective April 27, 2000. This agreement covers all of the shares of Common Stock that are the subject of this Schedule 13D, as well as any additional shares the members may acquire in the future (the "Shares"). The agreement grants Estis an irrevocable proxy to vote the Shares for the election and removal of directors at the next annual or special meeting of shareholders. Each member of the group also agreed not to (i) subject their Shares to any voting trust or agreement, (ii) participate in any proxy solicitation other than as approved by Estis, (iii) join any other "group" other than the Filing Group,
(iv) act to influence the management of the Company other than as approved by Estis or (v) assist any other person to take any of such actions. Each member granted Estis a limited power of attorney to execute documents in connection with exercising the powers granted by the Shareholders' Agreement, including making the joint filing of this Schedule 13D. The Shareholders' Agreement terminates either upon written agreement of at least two-thirds of the parties thereto, after the next election of directors, or on April 20, 2001. Shares sold in a bona fide sale are no longer subject to the Shareholders' Agreement.

Each member of the Initial Filing Group has entered into an Agreement to Share Expenses effective April 27, 2000, and attached hereto as an exhibit. This agreement provides that each party will pay its pro rata portion (based on its percentage of all the parties' stock ownership in the Company) of legal, printing, solicitation and other costs reasonably incurred in connection with the nomination of directors for election to the Board of Directors of the Company and the solicitation of proxies in favor of such nominees. Estis will receive all invoices for expenses, have the invoices reviewed and approved by Robert Gregory, and then invoice and collect the appropriate amounts from the other parties to the agreement.

On May 25, 2000, the Initial Filing Group entered into a Limited Standstill Agreement effective May 5, 2000 (the "Standstill Agreement"), with the Company, Ray C. Davis, Kelcy L. Warren, Matthew S. Ramsey, Jack D. Brannon, Richard D. Brannon, Neal A. Hawthorn, Jon P. Stephenson, HACL, Ltd., a Texas limited partnership, and Energy Investors, a Texas joint venture. The Standstill Agreement, attached hereto as an exhibit, was intended to ensure that the process of selling the Company (the "Sales Process") currently underway is not impeded by the proxy fight over the election of directors. The Standstill Agreement provides that between May 5 and June 5, 2000, none of the parties to the agreement shall (i) institute any litigation concerning the annual meeting set for July 13, 2000 or the solicitation of proxies for the annual meeting, or (ii) solicit proxies by means of newspaper ads or by means of mass or general mailings to the shareholders of the Company. All parties agreed to support the Sales Process. The parties also agreed that there will be weekly updates about the Sales Process at which all directors will be invited to participate.

Item 7.  Material to Be Filed as Exhibits.

*1. Shareholders' Agreement dated April 27, 2000, among Dennis W. Estis, Gregory & Cook, Inc., Don E. Smith and Charles M. Butler III (includes agreement concerning joint filing).

*2. Agreement to Share Expenses dated April 27, 2000, among Dennis W. Estis, Gregory & Cook, Inc., Don E. Smith and Charles M. Butler III relating to the sharing of costs.

*3. Letter to Ray C. Davis and Jack D. Brannon, Secretary, dated April 27, 2000 (with copies to each member of the Board of Directors of the Company) and an appendix concerning information on director nominees.

*4. Form of Limited Standstill Agreement effective May 5, 2000, among the Company, the Initial Filing Group, and other persons named therein.

*5. Form of Joinder to the Shareholders' Agreement, executed by all members of the Filing Group other than members of the Initial Filing Group and members of the Filing Group whose shares are held in the Company's 401(k) plan.

*6. Form of Joinder to the Shareholders' Agreement executed by members of the Filing Group whose shares are held in the Company's 401(k) plan, for which Bank of Oklahoma, Inc. is Trustee.

*     Previously filed.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      JUNE 12, 2000
----------------------------------
Date

/S/ DENNIS W. ESTIS
----------------------------------
Signature

Dennis W. Estis for himself and on
BEHALF OF EACH REPORTING PERSON
----------------------------------
Name/Title